Exhibit 99.1

New Leaf Brands to Explore  Strategic Alternatives

New Leaf Brands, Inc., (OTC: NLEF) ("Company"), a provider of great tasting, all natural, healthy beverages, announced today that the Board of Directors has initiated a review of all potential strategic alternatives. Alternatives could include, but may not be limited to, a sale, merger or other business combination involving the Company, a sale of shares or other recapitalization of the Company, a joint venture arrangement, the sale or spinoff of Company assets, or the continued execution of the Company`s business plan.  There can be no assurance that the exploration of strategic alternatives will result in any transaction, or that, if completed, any transaction will be on attractive terms.   The Company does not intend to disclose developments with respect to its strategic review process unless and until its Board of Directors has approved a specific transaction.

About New Leaf Brands, Inc.:

Founded by Eric Skae in 2004 in Orangeburg, New York, New Leaf was created with the vision of providing great tasting, healthy beverages for consumers. New Leaf Tea was the company's first product born out of that vision and now is available to consumers in 14 unique flavors -- including 4 lemonades -- at over 10,000 outlets including restaurants, delis, health food stores, pizzerias and other retail establishments. New Leaf beverages are sweetened with 100% organic cane sugar. For more information, please visit www.newleafbrands.com.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon general economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of additional capital as well as other uncontrollable or unknown factors which are more fully disclosed in the Company's Form 10-Ks and 10-Qs on file with the United States Securities and Exchange Commission.